January 27, 2000

                     CM with price incentive and CIC Offset
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Mr.
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Columbus McKinnon Corporation
140 John James Audubon Parkway
Amherst, New York 14228

Dear                  :
     -----------------

         As you are aware, Columbus McKinnon Corporation ("CM") is examining various restructuring alternatives in an effort to enhance shareholder value. In this regard, one of the restructuring alternatives being examined is a sale of the issued and outstanding stock of CM. You are important to the success of CM's business and your active involvement during a sale and a transition period subsequent to such sale is essential. Accordingly, it is in CM's best interests to have an understanding with you regarding your continued employment.

         Based on the above, CM will provide, and will require any party that acquires CM to provide, you with the following rights and benefits:

         1. Your salary and benefits, both contributory and non-contributory, will be maintained at levels which are not less than the levels which are in effect as of December 31, 1999, for a period of six (6) months following the date on which a "Sale" (as hereinafter defined) occurs (such date being hereinafter referred to as the "Closing Date"). For purposes of this letter, a "Sale" will be deemed to occur upon: (a) the sale (including a transfer occurring as a result of a tender offer, an exchange offer or the consummation of a plan of merger or consolidation) of ninety percent (90%) or more of CM's issued and outstanding stock or (b) the sale of all or substantially all of the CM's assets with the buyer assuming all or substantially all of its liabilities, to any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended).

         2. In order to receive any of the payments which are provided for by this letter and are contingent upon the occurrence of Sale, the Sale must either: (a) occur on or before December 31, 2000 or (b) occur on or before March 31, 2001, provided that, as of December 31, 2000, negotiations regarding a




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February 4, 2000
Page 2


possible Sale to an identified prospective purchaser with sufficient financial resources are taking place.

         3. If a Sale which satisfies either of the requirements of paragraph 2 above occurs, you will, subject to your compliance with the terms of this letter, be entitled to receive an amount equal to
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(such amount being hereinafter referred to as the "Basic Stay Bonus").

         4. In addition to the Basic Stay Bonus, if the price of CM's common stock which is payable in connection with the Sale (hereinafter the "Purchase Price") is more than $21.00 per share, an amount (hereinafter the "Additional Stay Bonus") will be paid to you. The amount of the Additional Stay Bonus will be equal to the sum of: (a) Twenty Five Thousand Dollars ($25,000) multiplied by the number of whole Dollars, up to a maximum of three (3), by which the Purchase Price exceeds $21.00 per share; plus (b) Fifty Thousand Dollars ($50,000) multiplied by the number of whole Dollars by which the Purchase Price exceeds $24.00 per share. If the Purchase Price is less than $21.00 per share, you will not be entitled to payment of any Additional Stay Bonus.

         5. Your active employment with CM, or, if applicable, your active employment with the purchaser or any of its affiliates ("Purchaser") is herein referred to as "Your Active Employment."

            Your right to receive any payment described herein that becomes payable to you on the Closing Date is contingent upon the continuation of Your Active Employment through the Closing Date. Similarly, your right to receive any payment described herein that becomes payable to you at the end of the six (6) month period following the Closing Date ("Six-Month Anniversary") is contingent upon the continuation of Your Active Employment through the Six-Month Anniversary.

            If, for any reason, Your Active Employment is terminated before the Closing Date, you will not be entitled to receive any payment that would otherwise become payable to you on the Closing Date. Similarly, if, for any reason, Your Active Employment is terminated before the Six-Month Anniversary, you will not be entitled to any payment that would otherwise become payable to you on the Six-Month Anniversary.



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February 4, 2000
Page 3


         6. If a Sale which satisfies either of the requirements of paragraph 2 above occurs, and you have satisfied the requirements of paragraph 5, one-half of the amount of the Basic Stay Bonus will become payable and will be paid to you in one lump sum on the Closing Date and the remaining one-half of the Basic Stay Bonus will become payable and will be paid to you in one lump sum on the Six-Month Anniversary. In addition, the amount of any Additional Stay Bonus will become payable and will be paid to you in one lump sum on the Closing Date.

         7. If a Sale does not occur in a manner which satisfies either of the requirements set forth in Paragraph 2 above, the Basic Stay Bonus and the Additional Stay Bonus described above in this letter will not be payable.

         8. The fact that CM has agreed, by the terms of this letter, to make payments to you as provided for in this letter, is strictly confidential. As a result, you are expressly prohibited from disclosing or revealing to any person or entity, any information regarding the specific terms of this letter or the existence of CM's agreement, as contained in this letter, to make payments to you which are conditioned, in part, on the occurrence of a Sale and your continued active employment with CM or a Purchaser. If it is determined that you have violated the provisions of this paragraph 8, you will not be entitled to receive any payment of the amounts described above in this letter.

         9. As you know,  on                    ,  CM entered  into an agreement
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(hereinafter the "Change in Control Agreement") providing for the payment to you of certain amounts in the event that your employment with CM is terminated under certain specified conditions following a change in control of CM (as defined in such Change in Control Agreement). It is CM's intent that you will not be entitled to receive both the second half of the Basic Stay Bonus as provided for by this letter and the full amount of the payments provided for by the Change in Control Agreement. Accordingly, by your execution of this letter as provided for at the end hereof, you will be deemed to expressly agree that the Change in Control Agreement will be deemed and construed to be amended, by this letter (and this letter will be deemed to constitute an amendment to the Change in Control Agreement), to provide that, if and to the extent that you are paid the second half of the Basic Stay Bonus provided for by this letter, the amount of


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February 4, 2000
Page 4


any payments you may thereafter become entitled to receive under the terms of the Change in Control Agreement will be reduced by an amount equal to the second half of the Basic Stay Bonus provided for by this letter.

         10. Your right to receive the Basic Stay Bonus and, if applicable, the Additional Stay Bonus will only apply to one Sale. Therefore, you will not have any right to receive payment of a second Basic Stay Bonus or a second Additional Stay Bonus if, after the closing of the Sale, a sale of all or substantially all the assets of CM or a sale of any portion of the issued and outstanding stock of CM occurs.

         Thank you for your cooperation and support in completing a sale of CM. We will do all that is possible to enable a smooth and responsible transition.


                                           Yours truly,




                                           By:
                                               ----------------------



Agreed to and Acknowledged this     day of            , 2000.
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